Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel

June 12, 2019

CrowdStrike Holdings, Inc.

150 Mathilda Place, Suite 300

Sunnyvale, California 94086

Ladies and Gentlemen:

We have acted as special counsel to CrowdStrike Holdings, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) 12,250,000 shares (the “Class A 2019 Plan Shares”) of the Company’s Class A Common Stock, par value $0.0005 per share, issuable pursuant to the Company’s 2019 Equity Incentive Plan and the Company’s 2019 Employee Stock Purchase Plan, (ii) 26,846,465 shares (the “Class B 2011 Plan Shares”) of the Company’s Class B Common Stock, par value $0.0005 per share, underlying restricted stock units and stock options outstanding under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”, and together with the 2019 Equity Incentive Plan and the Company’s 2019 Employee Stock Purchase Plan, the “Plans”) and (iii) 26,846,465 shares of the Company’s Class A Common Stock (the “Class A 2011 Plan Shares,” and together with the Class B 2011 Plan Shares and the Class A 2019 Plan Shares, the “Shares”) issuable upon the conversion of the Class B 2011 Plan Shares.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP